EXHIBIT 99.1

Keryx Biopharmaceuticals Announces Trade Name Auryxia™ for Ferric Citrate

New York, NY - November 17, 2014 — Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) (the “Company”), a biopharmaceutical company focused on bringing innovative therapies to market for patients with renal disease, today announced that the U.S. Food and Drug Administration (FDA) has approved the trade name Auryxia™ (ferric citrate) for its FDA-approved ferric citrate. Auryxia, an iron-based phosphate binder, was approved by the FDA to control serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis in September 2014.

Ron Bentsur, Chief Executive Officer of Keryx, commented, “We are excited to receive FDA approval of the trade name Auryxia. We look forward to launching Auryxia in the U.S. at year end and to providing nephrologists with an effective phosphate binder for dialysis-dependent CKD patients.”

For more information about Auryxia, please visit www.Auryxia.com.

About End Stage Renal Disease (ESRD) and Hyperphosphatemia

In the United States, there are currently more than 400,000 ESRD patients that require dialysis, with the number projected to rise in the future. Managing ESRD is complex as many metabolic factors, such as iron and phosphorus, are out of balance. Phosphate retention and the resulting hyperphosphatemia in dialysis patients are typically associated with increased risk for heart and bone disease, and death. The majority of ESRD patients require chronic treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. In addition, iron can be severely depleted in dialysis patients and they therefore are often treated with intravenous iron and other medications.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

The ferric iron component of Auryxia binds with dietary phosphate in the GI tract, and precipitates as ferric phosphate. The unbound ferric iron in Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation.

For more information about Auryxia, visit www.Auryxia.com. For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%).

Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients with renal disease. The Company’s FDA-approved product, Auryxia, is indicated in the United States for the control of serum phosphorus levels in patients with chronic kidney disease on dialysis. Keryx plans to commercially launch Auryxia in the U.S. at year end. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether Riona® will be successfully marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the EMA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our MAA submission and could ultimately deny approval of the MAA; the risk that we may not be successful in the development of ferric citrate for the treatment of iron deficiency anemia in non-dialysis chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan, Vice President – Corporate Development and Public Affairs

Keryx Biopharmaceuticals, Inc.

Tel: 617.466.3447

E-mail: amy.sullivan@keryx.com